Exhibit 10.22

October 10, 2014

Greg Kayata
32 Massasoit Drive
North Atteborough, MA 02750

Re: Revised Offer Terms

Dear Greg:

It is my pleasure, on behalf of Acelity, to present you with the following offer of employment for the position of Senior Vice President, Human Resources, based out of our San Antonio, Texas office.  You will be reporting to Joe Woody, President and Chief Executive Officer and your start date, though still subject to discussion and agreement with Mr. Woody, is  currently expected to be on or before November 17, 2014. Below is an outline of the compensation package designed for you, as well as a summary of selected benefits.

Annual Compensation

Base Salary: Your starting annual salary will be equal to $350,000, payable on a bi-weekly basis consistent with Company policy. Your employment status will be classified as a regular, full-time exempt employee of KCI USA, Inc., a U.S. subsidiary corporation of Acelity.

Annual Incentive Bonus Plan: Consistent with Acelity’s philosophy of pay for performance, a portion of your annual compensation will be provided through performance-based components. As SVP, Human Resources, you will be eligible to participate in the Annual Incentive Bonus (AIB) Plan established by the Compensation Committee of our Board of Directors. The AIB plan is designed to pay an incentive bonus upon the achievement of specified Company and individual performance targets, resulting in potential payouts above or below target.  Your annual target bonus opportunity will be equal to 60% of your base salary. Due to your start date occurring after October 1st of a fiscal year, you are not eligible to participate in the 2014 AIB plan. Please reference the Make-Whole Bonus section below for additional compensation available to you under this offer of employment.

Executive Equity Incentive Plan: Your position is eligible for participation in the Executive Equity Incentive Plan maintained by Acelity’s private equity holding company, Chiron Guernsey Holdings L.P. Inc. You will be recommended for a long term incentive award in the form of 666,667 Profits Interest Units (“PIUs”), subject to vesting conditions described in the plan.   As discussed with you, the PIUs represent a participation in the appreciation of the value of the partnership over time.  The PIUs, when issued, will have a base distribution threshold based on the value per Class A unit of the partnership on the date of grant (similar to an option exercise price).  As such, the PIUs will have no value on the date of grant but will, over time, increase in potential value if the partnership increases in value.  50% of the PIUs will be time vesting units, with 25% of the time vesting units to cliff vest on the first anniversary of grant approval and the remaining 75% to vest ratably on a quarterly basis over 36 months; and 50% of the PIUs will vest based on achievement of certain investment milestones for the parent company.  More information on the PIU award will be provided to you separately. Due to the proximity in time of your start date to our annual valuation procedure, your grant cannot be immediately issued, but will be made upon finalization of the valuation. The valuation is expected to

12930 Interstate 10 West San Antonio, TX 78249 USA
t: 800.275.4524 | e: info@acelity.com | acelity.com

Exhibit 10.22

be finalized early in the first quarter of 2015. All vesting dates will relate back to your start date upon issue of the awards.

Vacation

Time away, for your grade, is a self-managed program offering employees significant flexibility in managing personal time off.  With this approach, vacation days are not allotted, tracked or banked and as such, scheduling time off need only be coordinated with your direct supervisor.  The program is subject to state laws which may have different requirements.  Human Resources can provide you with more details regarding the self-managed program.

Relocation Benefits
Relocation benefits are available for you and your family pursuant to the Tier IV Relocation Policy; provided, however, we have agreed the temporary housing benefits are extended through June 30, 2015, after which time any housing costs will be your sole responsibility. Please note that if you purchase a home prior to June 30, 2015 any temporary housing benefits from the company will cease. In order to be eligible for these relocation benefits, you will be required to execute a Repayment Agreement agreeing to the terms and conditions of the relocation benefits being offered to you and outlined in the Relocation policy. The Relocation policy and Repayment Agreement will be provided to you under separate cover.

Retention Agreement

Your position will also be eligible for a retention arrangement which generally provides that in the event your employment is terminated by Acelity other than for “cause” (as that term is defined in the retention agreement), you will receive a severance payment equal to one years’ base salary and one year’s target bonus, plus up to 12 months reimbursement for COBRA premium payments. Such severance payment would be conditioned upon entry into a separation agreement that includes a release as well as non-compete, non-solicitation, non-disclosure and other standard provisions. The terms of the retention agreement control over this offer letter as to all benefits contained therein. The retention agreement will be provided to you under separate cover.

Make-Whole Bonus

In recognition of certain unvested elements of your compensation with your prior employer, and the likelihood of payment of those elements upon closing of the pending acquisition of your prior employer, the Compensation Committee of the Board of Directors has authorized an additional $500,000 Make-Whole Bonus to be paid to you. In addition, if your start date is on or before November 17, 2014, you will receive an additional $350,000. All payments will be reduced by any required withholdings. One half of the Make-Whole Bonus ($250,000 or $425,000 if you start on or before November 17, 2014) will be paid to you 30 days following your start date with the Company, or the next succeeding payroll date, whichever is later. The remaining half of the Make-Whole Bonus ($250,000 or $425,000 if you start on or before November 17, 2014) will be paid to you 30 days following the closing of the pending acquisition of your prior employer, provided that it takes place on or prior to June 30, 2015. For the avoidance of doubt, if your start date is after November 17, 2014, you will only be eligible for $500,000 as the Make-Whole Bonus. If the acquisition of your prior employer fails to close prior to June 30, 2015, you will not be entitled to the second payment. Should you voluntarily resign your position or

12930 Interstate 10 West San Antonio, TX 78249 USA
t: 800.275.4524 | e: info@acelity.com | acelity.com

Exhibit 10.22

if your employment is terminated for “cause” as defined in the retention agreement within one-year of the final payment of the Make-Whole Bonus, you will be required to reimburse the Company the entire amount of the Make-Whole Bonus payments made to you within 60 days of such termination of your employment.

Additional Benefits

You are eligible to participate in most benefits plans as of your date of hire with Acelity.  This includes our sponsored health plans, flexible spending accounts and supplemental life insurance plans.  In addition, the Company provides short and long-term disability coverage, basic life insurance coverage and an Employee Assistance Program at no cost to you.

After completing 30 days of full time employment and meeting all eligibility requirements, you will automatically be enrolled in the pre-tax 401(k) Plan at 3% of your base pay.  Acelity will provide a $1 for $1 match up to the first 6% with an annual limit of $8,000.

You are also eligible for $5,000 annual reimbursement for Financial Planning and Tax services.

You will also have the opportunity to take advantage of additional programs, details of which will be provided to you via our Employee Handbook.

Agreements

By virtue of your new role, it will be necessary for you to sign several agreements as a condition of your employment, including but not limited to an Arbitration Agreement, Nondisclosure and Non-Competition Agreement, Confidentiality Agreement, and Invention Assignment Agreement, as well as completion of a Form I-9 establishing your eligibility to work in the United States under the federal Immigration Reform and Control Act.  The agreements listed above will be provided for your review and signature. These agreements must be completed and submitted prior to your beginning employment with Acelity.

Greg, these are exciting times at Acelity and we are looking forward to your contributions as we grow.  However, we recognize you retain the option, as does Acelity, of ending your employment with Acelity and its subsidiaries at any time, with or without notice and with or without cause.  As such, your employment with Acelity is considered at-will and neither this letter, nor any other oral or written representations may be considered a contract for employment with Acelity or any of its subsidiaries for any specific period of time.

This letter serves to establish the initial employment relationship with Acelity and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company.  Other terms of your employment will be defined by the agreements referred to herein. This offer supersedes all prior discussions of terms of employment and is valid for five business days from the date of receipt. Please note that this offer is contingent upon our receipt of successful results of our screening process, which includes, but may not be limited to, background and reference checks, drug screening and verification of your eligibility to work in the United States.

12930 Interstate 10 West San Antonio, TX 78249 USA
t: 800.275.4524 | e: info@acelity.com | acelity.com

Exhibit 10.22

Upon acceptance of this offer, KCI USA, Inc. will forward you materials to complete many of your New Hire tasks including your Benefits Enrollment paperwork, Federal W-4 form, Direct Deposit Authorization and most of the Acelity Agreements.

Should you have any questions or require clarification on any aspect of this offer, please do not hesitate to contact me at ________________, or on my mobile __________________.

I hope you are as excited at the prospect of joining Acelity as we are at having you as part of the team!

 Sincerely,

/s/ John T. Bibb

John T. Bibb
Executive Vice President, General Counsel

cc:  Joe Woody

Understood and agreed:

/s/ Greg Kayata                     12 Oct 14
Greg Kayata                    Date

12930 Interstate 10 West San Antonio, TX 78249 USA
t: 800.275.4524 | e: info@acelity.com | acelity.com